This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.
Filed pursuant to Rule 424(b)(5)
Registration No. 333-136666
Subject to Completion, dated January 25, 2007
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
3 Year Medium-Term Notes, Linked to the Outperformance of the Russell 1000® Growth Index Relative to the Russell 1000® Value Index
Due January [●], 2010
•
The Notes are 100% principal protected if held to maturity and are linked to the outperformance of the Russell 1000® Growth Index (the “Growth Index”) relative to the return of the Russell 1000® Value Index (the “Value Index”, and along with the Growth Index, each an “Index” and collectively the “Indices”) during the term of the Notes. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

•
On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Index Return of the Growth Index relative to the Index Return of the Value Index.

•	The Cash Settlement Value will be calculated as follows:
(i)     If, at maturity, the Relative Return is greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by [121]% of the Relative Return.
(ii)    If, at maturity, the Relative Return is equal to or less than 0%, then, on the Maturity Date, you will receive the principal amount of your Notes. If the Relative Return is equal to or less than 0% at maturity, you may receive less than the overall return you would earn if you invested in a conventional debt security at the same time with the same maturity.
•
With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

•	The “Relative Return” is an amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the Growth Index minus (ii) the Index Return of the Value Index.
•	The Notes will not pay interest during the term of the Notes.
•	The Upside Participation Rate is equal to [121]%.
•	The CUSIP number for the Notes is 073928T78.
•	The Notes will not be listed on any securities exchange or quotation system.
•	The Maturity Date for the Notes is January [●], 2010.
•	The scheduled Calculation Date for the Notes is January [●], 2010. The Calculation Date is subject to adjustment as described herein.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. THERE MAY NOT BE A SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE A SECONDARY MARKET, IT MAY NOT BE LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-[11].
“Russell 1000® Growth Index” and “Russell 1000® Value Index” are either registered trademarks or tradenames of the Frank Russell Company, doing business as the Russell Investment Group, (the “Sponsor”) and have been licensed by the Sponsor for use for certain purposes by The Bear Stearns Companies Inc. The Notes are not sponsored, endorsed, sold or promoted by the Sponsor, and it makes no representation regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	[●]%	$[●]
Agent’s commission	[●]%	$[●]
Proceeds, before expenses, to us	[●]%	$[●]

We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about January [●], 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
_______________
Bear, Stearns & Co. Inc.
January [●], 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Indices. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries. In addition, “Bear Stearns” refers to our agent, Bear, Stearns and Co. Inc.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B due January [●], 2010 (the “Notes”), are Notes with a return tied or “linked” to the outperformance of the Index Return of the Growth Index relative to the Index Return of the Value Index over the term of the Notes. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes are principal protected if held to maturity.

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the Relative Return. The “Relative Return” is the amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the Growth Index minus (ii) the Index Return of the Value Index. With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level. If, at maturity, the Relative Return is greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by [121]% of the Relative Return. If, at maturity, the Relative Return is equal to or less than 0%, then, on the Maturity Date, you will receive $1,000 per $1,000 Note. If the Relative Return is equal to or less than 0% at maturity, you may receive less than the overall return you would earn if you invested in a conventional debt security at the same time with the same maturity.

We will not pay interest during the term of the Notes.

Selected Risk Considerations

•
Possible loss of value in the secondary market—Your investment in the Notes is principal protected only if you hold your Notes to maturity. If you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Indices, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
Liquidity—If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•	Yield—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Return related to the relative return of the Indices—If the Index Return of the Growth Index is equal to or less than the Index Return of the Value Index, you will only receive the amount you originally invested, even if the Index Return of the Growth Index is positive. Consequently, you may receive less than the overall return you would earn if you invested in a conventional debt security at the same time with the same maturity.

Selected Investment Considerations

•	Principal protection—Because the Notes are principal protected if held to maturity, in no event will you receive less than $1,000 per Note at maturity.

•
Relative performance—The Notes will offer a positive return so long as the Index Return of the Growth Index is greater than the Index Return of the Value Index on a relative basis. Even if both Indices have declined in value at maturity, if the Index Return of the Growth Index has declined by less than the Index Return of the Value Index (on a percentage basis), the Notes will pay a positive return at maturity equal to [121]% of the difference.

•	No current income—We will not pay interest during the term of the Notes.

•
Growth potential—The Notes offer the possibility to participate in the potential outperformance of the Index Return of the Growth Index relative to the Index Return of the Value Index. The Cash Settlement Value is based upon whether the Index Return of the Growth Index is greater than the Index Return of the Value Index. In addition, because of the Upside Participation Rate, in the event that there is outperformance of the Growth Index relative to the Value Index, investors will receive a [1.21]% return for every 1.0% increase in the Relative Return.

•
Medium-term investment—The Notes may be an attractive investment for investors who have a bullish view of the relative performance of the Growth Index compared to the Value Index during the term of the Notes.

•
Diversification—Because the Growth Index and the Value Index are each based on the equity prices of many of the Russell 1000® Index’s 1,000 constituent companies, the Notes may allow you to diversify an existing portfolio.

•
Tax Considerations— We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

•	Low minimum investment—Notes can be purchased in increments of $1,000.

Key Terms

Issuer:	The Bear Stearns Companies Inc.

Indices:
The Russell 1000® Growth Index (ticker “RLG”) and the Russell 1000® Value Index (ticker “RLV”), as published by the Frank Russell Company, doing business as the Russell Investment Group, (the “Sponsor”).

Face Amount:
Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[●]. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Cash Settlement Value:
If, at maturity, the Relative Return is greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by [121]% of the Relative Return.

If, at maturity, the Relative Return is equal to or less than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to $1,000. If the Relative Return is equal to or less than 0% at maturity, you may receive less than the overall return you would earn if you invested in a conventional debt security at the same time with the same maturity.

Upside Participation Rate:	[121]%

Relative Return:	The amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the Growth Index minus (ii) the Index Return of the Value Index.

Index Return:	With respect to each Index, the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

Interest:	The Notes will not bear interest.

Index Level:	As of any date of determination, and with respect to each Index, the closing value of such Index, as determined by the Sponsor, on each Index Business Day.

Initial Index Level:	Equals [●], with respect to the Growth Index, and [●] with respect to the Value Index, representing the closing value of each Index, as determined by the Sponsor, on January [●], 2007.

Final Index Level:	Will be determined by the Calculation Agent and will equal the closing value of each Index, as determined by the Sponsor, on the Calculation Date.

Calculation Date:	January [●], 2010. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

Maturity Date:	The date three Business Days following the Calculation Date.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Index Business Day:	Means, with respect to an Index, any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Related Exchange
With respect to an Index, each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the applicable Index.

Primary Exchange	With respect to an Index, the primary exchange or market of trading of any security then included in an Index.

Sponsor	With respect to each Index, the Frank Russell Company, doing business as the Russell Investment Group.

Calculation Agent
Bear, Stearns & Co. Inc. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000.

Questions and Answers

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the outperformance of the return of the Growth Index relative to the return of the Value Index during the term of the Notes. The Notes will not bear interest and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes will mature on January [●], 2010. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of Notes.”

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. The Notes are principal protected if held to maturity. However, the Notes differ from traditional debt securities in that the Notes offer the opportunity to participate in 121% of the outperformance of the Growth Index relative to the Value Index, if any, during the term of the Notes. If, at maturity, the Relative Return is equal to or less than 0%, you will receive only the principal amount of your Notes. If the Relative Return is equal to or less than 0% at maturity, you may receive less than the overall return you would earn if you invested in a conventional debt security at the same time with the same maturity.

What will I receive at maturity of the Notes?

If, at maturity, the Relative Return is greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by [121]% of the Relative Return.

If, at maturity, the Relative Return is equal to or less than 0%, on the Maturity Date, you will receive an amount equal to the original principal amount.

The “Relative Return” is an amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the Growth Index minus (ii) the Index Return of the Value Index.

With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

The Upside Participation Rate is equal to [121]%.

With respect to each Index, the “Index Level” of an Index equals the closing value of such Index, as determined by the Sponsor, on each Index Business Day.

The “Initial Index Level” equals [●], with respect to the Growth Index, and [●] with respect to the Value Index, representing the closing value of each Index, as determined by the Sponsor, on January [●], 2007.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing value of each Index, as determined by the Sponsor, on the Calculation Date.

The “Calculation Date” is January [●], 2010. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

The “Maturity Date” of the Notes is the date three Business Days following the Calculation Date.

“Related Exchange” means with respect to an Index each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the applicable Index.

“Primary Exchange” means with respect to an Index the primary exchange or market of trading of any security then included in the Index.

An “Index Business Day” means with respect to an Index any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

What does “principal protected” mean and what will I receive at maturity of the Notes?

“Principal protected” means that at maturity your principal investment in the Notes will not be at risk as a result of a negative Relative Return. However, you may receive less than the principal amount of the Notes if you sell your Notes prior to maturity.

Will I receive interest on the Notes?

We will not make any periodic payments of interest or any other periodic payments during the term of the Notes.

What are the Indices?

Unless otherwise stated, all information with respect to the Indices that is provided in this pricing supplement is derived from the Sponsor or other publicly available sources. The Indices are published by the Sponsor and are intended to track the price movements of the stocks comprising the Indices.

The Growth Index and the Value Index are calculated, published and disseminated by the Sponsor, and measure the composite price performance of certain stocks included in the Russell 1000® Index, all of which are incorporated in the United States and its territories. While the Growth Index includes those stocks that have been determined by the Sponsor to be growth-oriented, with higher price-to-book ratios and higher forecasted growth values, the Value Index includes those stocks that have been determined by the Sponsor to be value-oriented, with lower price-to-book ratios and lower forecasted growth values. All component stocks of the Growth Index and the Value Index are traded on either a major U.S. stock exchange or in the over-the-counter (“OTC”) market.

For more information, see the section “Description of the Indices.”

How has the Index performed historically?

We have provided a table showing the quarterly high and low intraday Index Levels, as well as end-of-quarter Final Index Levels of each Index from January 2002 through December 2006. You can find these tables in the section “Description of the Indices - Historical Performance of the Indices”. We have provided this historical information to help you evaluate the behavior of the Indices in various economic environments; however, past performance is not indicative of how the Indices will perform in the future. You should refer to the section “Risk Factors - The historical performance of the Indices is not an indication of the future performance of the Indices.”

Will the Notes be listed on a securities exchange or quotation system?

The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear Stearns?

Bear Stearns will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends, under ordinary market conditions, to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them if they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the Holders of the Notes would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the Holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the relative performance of the two underlying equity indices, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the Growth Index relative to the Value Index. In particular, the Notes may be an attractive investment for investors who:

•	believe that the Growth Index will outperform the Value Index over the term of the Notes;

•	want potential upside exposure to stocks underlying the Growth Index relative to stocks underlying the Value Index;

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Indices; and

•	wish to gain leveraged exposure to the outperformance, if any, of the Index Return of the Growth Index relative to the Index Return of the Value Index during the term of the Notes.

The Notes may not be a suitable investment for you if you:

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the Notes until maturity; or

•	do not believe the Growth Index will outperform the Value Index over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any materially similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code and any applicable regulations, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Indices will fluctuate. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

Your Notes are principal protected only if you hold the Notes until maturity.

The Notes are designed so that if they are held to maturity, you will receive the amount you originally invested. The price at which you may sell your Notes prior to maturity may be less than the amount you originally invested. Movement in the Index Levels cannot be predicted.

The formula for determining the Cash Settlement Value does not take into account changes in the Index Levels prior to the Calculation Date.

Changes in the Index Levels during the term of the Notes before the Calculation Date will not be reflected in the calculation of the Cash Settlement Value. The Calculation Agent will calculate the Cash Settlement Value based upon the Index Levels as of the Calculation Date. As a result, you may receive the amount of your investment in the Notes, or only 100% of your original investment in the Notes, even if the Index Level of the Growth Index has outperformed the Index Level of the Value Index at various times during the term of the Note, if, on the Calculation Date, the Index Return of the Growth Index is less than the Index Return of the Value Index.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield will not reflect dividends on the underlying stocks that comprise the Indices.

The Indices do not reflect the payment of dividends on the stocks underlying them. You should refer to the section “Description of the Notes.”

You must rely on your own evaluation of the merits of an investment linked to an increase, if any, in the Indices.

In the ordinary course of our business, we may from time to time express views on expected movements in the Indices and in the stocks underlying the Indices. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Indices and the stocks that underlie the Indices and not rely on our views with respect to future movements in the Indices and the underlying stocks. You should make such investigation as you deem appropriate as to the merits of an investment linked to the outperformance, if any, of the Growth Index relative to the Value Index.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the Index Levels will fluctuate in accordance with changes in the financial condition of the companies issuing the stocks comprising the Indices, the value of the underlying stocks comprising the Indices generally and other factors. The financial condition of the companies issuing the stocks comprising the Indices may weaken or the general condition of the equity market may decline, either of which may cause a decrease in the outperformance of the Growth Index relative to the Value Index and thus a decrease in the value of the Notes. Stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying stocks comprising the Indices change. Investor perceptions regarding the companies issuing the stocks comprising the Indices are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The Index Levels may be expected to fluctuate until the Calculation Date and thus the performance of the Growth Index relative the Value Index may fluctuate until the Calculation Date.

The historical performance of the Indices is not an indication of the future performance of the Indices.

The historical performance of the Indices, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Indices. While the trading prices of the underlying stocks comprising the Indices will determine the Index Levels, it is impossible to predict whether the Index Levels will fall or rise. Trading prices of the underlying stocks comprising the Indices will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or the value of a particular underlying stock.

You may not receive more than your initial investment, even if the Index Return of the Growth Index is positive.

You may not receive more than your initial investment in the Notes, even if the Index Return of the Growth Index is positive on the Calculation Date. The Cash Settlement Value is based on the outperformance of the Growth Index relative to the Value Index. If the Value Index exhibits greater positive performance than the Growth Index, then you may receive only your initial investment in the Notes. For example, if the Growth Index appreciates by 10% over the term of the Notes, and the Value Index appreciates by 20% over the same period of time, then you will only receive your initial investment in the Notes, even though the Growth Index appreciated in value.

You may be required to include original issue discount in income during your ownership of the Notes even though you will receive no cash payments during the term of the Notes.

For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, U.S. Holders (as defined under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) will be required to include original issue discount in income during their ownership of the Notes although they will receive no cash payments during the term of the Notes. Additionally, U.S. Holders will generally be required to recognize ordinary income on the gain, if any, realized upon maturity or on a sale or other disposition of a Note. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Indices, the Index Return of the Growth Index relative to the Index Return of the Value Index, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Index Return of the Growth Index is less than the Index Return of the Value Index. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

•
Relative Index performance. We expect that the value of the Notes prior to maturity will depend substantially upon the performance of the Index Return of the Growth Index relative to the Index Return of the Value Index. If you decide to sell your Notes when the Index Return of the Growth Index is greater than the Index Return of the Value Index, you may nonetheless receive substantially less than the amount that would be payable at maturity based on the relative Index Returns of the Indices because of expectations that the Index Returns will continue to fluctuate until the Cash Settlement Value is determined. Economic, financial, regulatory, geographic, judicial, political and other developments that affect the stocks underlying the Indices may also affect the Index Returns and, thus, the value of the Notes.

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Volatility of the Indices. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Indices increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Relative Return will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Indices on the trading value of the Notes may not necessarily decrease during the term of the Notes.

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Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the Notes may decrease, and if U.S. interest rates decrease, the value of the Notes may increase. However, interest rates may also affect the economy and, in turn, the Index Levels, which (for the reasons discussed above) would affect the value of the Notes. Falling interest rates may increase the Index Levels and, thus, reduce the value of the Notes. Rising interest rates may decrease the Index Levels and, thus, increase the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the Index Levels, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

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Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the value of the Indices during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes may be less sensitive to the volatility of the Indices.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks in the Indices. In general, because the Indices do not incorporate the value of dividend payments, higher dividend yields will likely increase the value of the Notes and, conversely, lower dividend yields will likely reduce the value of the Notes.

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Events involving the companies issuing the stocks comprising the Indices. General economic conditions and earnings results of the companies whose stocks comprise the Indices, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. Some of the stocks included in the Indices may be affected by mergers and acquisitions, which can contribute to volatility of the Indices. As a result of a merger or acquisition, one or more stocks in the Indices may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Indices.

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Size and liquidity of the trading market. The Notes will not be listed on any securities exchange and quotation system and we do not expect a trading market to develop. There may not be a secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity.

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Hedging obligations under the Notes. The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s (or any other of our subsidiaries’) expected cost of providing such hedge and the profit BSIL (or any other of our subsidiaries) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs.

Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

We want you to understand that the effect of one of the factors specified above, may offset some or all of any change in the value of the Notes attributable to another factor.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Indices. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Notes will be paid in cash, and you will have no right to receive delivery of any stocks underlying the Indices.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Final Index Levels, or deciding whether a Market Disruption Event has occurred. You should refer to “Description of the Notes - Discontinuance of the Indices,” “- Adjustments to the Indices” and “- Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the stocks underlying the Indices for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such stocks, and therefore the Index Levels or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and its obligations under our hedge.

Changes that affect the calculation of the Indices will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsor is responsible for calculating and maintaining the Indices. The policies of the Sponsor concerning the calculation of the Indices will affect the Relative Return and, therefore, will affect the trading value of the Notes and the Cash Settlement Value.

If the Sponsor discontinues or suspends calculation or publication of an Index, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If the Sponsor discontinues or suspends calculation of an Index at any time prior to the Maturity Date and a Successor Index is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Index. In addition, if the method of calculating an Index (or a Successor Index) is changed in a material respect, or if an Index (or a Successor Index) is in any other way modified so that such Index (or Successor Index) does not, in the opinion of the Calculation Agent, fairly represent the level of such Index (or Successor Index) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of a security index comparable to such Index (or Successor Index) as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes” and “Description of the Indices.”

The Sponsor may change the companies underlying the Indices in a way that affects the Index Levels and consequently the value of the Notes.

The Sponsor can add, delete or substitute the stocks underlying an Index or make other methodological changes that could alter the Index Levels and adversely affect the value of the Notes. You should realize that changes in the companies included in the Indices may affect the Indices, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by the other companies whose stocks are included in each Index.

The common stock of The Bear Stearns Companies Inc. is an underlying stock of the Value Index. We may currently, or in the future, engage in business with the other companies underlying the Value Index. Actions by any company whose stock is part of an Index may have an adverse effect on the price of the company’s stocks, the Index Level of an Index, and the trading value of the Notes. No such other company is involved in this offering or has any obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

We cannot control actions by the companies whose stocks are included in the Indices.

We are not affiliated with any of the other companies whose stock underlies the Indices. Actions by any company whose stock is part of the Indices may affect the price of its stock, the Index Levels of the Indices, and the trading value of the Notes. These companies are not involved in this offering and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you on the Maturity Date.

We are not responsible for any disclosure by any other company in the Indices. However, we may currently, or in the future, engage in business with such companies. Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the Indices or any other company included in the Indices. You should make your own investigation into the Indices and the companies underlying the Indices.

We and our affiliates have no affiliation with the Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated in any way with the Sponsor (except for the licensing arrangements discussed in the section “Description of the Indices—License Agreement with the Sponsor”) and have no ability to control or predict the Sponsor’s actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Indices. Neither we nor any or our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Indices or the Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Indices and the Sponsor. The Sponsor is not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any action that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Indices, the Index Levels, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may hedge some or all of our anticipated exposure in connection with the Notes by the purchase and sale of exchange-traded and over-the-counter options on the Indices or individual stocks included in the Indices, or futures contracts on the Indices and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. We and our affiliates are likely to modify our hedge position throughout the life of the Notes, including on each Calculation Date, by purchasing and selling the stocks and instruments listed above and other available stocks and instruments. We and our affiliates may also from time to time buy or sell shares of the stocks underlying the Indices or derivative instruments related to those stocks for our own accounts in connection with our normal business practices. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those stocks or the Index Levels in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

Hedging activities that we or our affiliates may engage in may affect the prices of those stocks or the Index Levels and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the stocks that comprise the Indices, or derivative or synthetic instruments related to those stocks or the Indices, we or any of our affiliates may liquidate a portion of such holdings at any time before, during or after the term of the Notes or at or about the time of a change in the stocks that underlie the Indices. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the Index Levels, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports on the Indices or the companies issuing the common stock included in the Indices. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of stocks included in the Indices and, therefore, the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the common stock included in the Indices, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

Similarly, we may in the past or may in the future issue Notes that permit a purchaser to take a different view with respect to the movement of the Indices than do the Notes (e.g., to take a bearish rather than a bullish view). We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the Index Level by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes - Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

Description of the Notes

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and JPMorgan Chase Bank, N.A. (formerly, The Chase Manhattan Bank), as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[●]. The Notes will mature on January [●], 2010 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes or any other periodic payments on the Notes. At maturity, you will receive the Cash Settlement Value, calculated as described below.

Payment at Maturity

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the outperformance of the Index Return of the Growth Index relative to the Index Return of the Value Index.

If, at maturity, the Relative Return is greater than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to the sum of: (i) $1,000, plus (ii) $1,000 multiplied by [121]% of the Relative Return.

If, at maturity, the Relative Return is equal to or less than 0%, then, on the Maturity Date, you will receive an amount per $1,000 Note equal to $1,000. If the Relative Return is equal to or less than 0% at maturity, you may receive less than the overall return you would earn if you invested in a conventional debt security at the same time with the same maturity.

With respect to each Index, the “Index Return” of such Index is the amount, expressed as a percentage, resulting from the quotient of: (i) the Final Index Level of such Index divided by (ii) its Initial Index Level.

The “Relative Return” is an amount, expressed as a percentage, resulting from the difference of: (i) the Index Return of the Growth Index minus (ii) the Index Return of the Value Index.

The Upside Participation Rate is equal to [121]%.

The “Index Level” equals the closing value of such Index, as determined by the related Sponsor, on each Index Business Day.

The “Initial Index Level” equals [●], with respect to the Growth Index, and [●] with respect to the Value Index, representing the closing value of each Index, as determined by the related Sponsor, on January [●], 2007.

The “Final Index Level” will be determined by the Calculation Agent and will equal the closing values of each Index, as determined by the related Sponsor, on the Calculation Date.

The “Calculation Date” is January [●], 2010. The Calculation Date is subject to adjustment as described under “Description of the Notes - Market Disruption Events”.

The “Maturity Date” of the Notes the date three Business Days following the Calculation Date.

The Notes will not be listed on any securities exchange.

An “Index Business Day” means, with respect to an Index, any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

A “Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Illustrative Examples

The examples set forth below and the related tables depict the hypothetical Cash Settlement Value of a Note based on the assumptions below. The hypothetical Index Levels in the examples and related table do not purport to be representative of every possible scenario concerning increases or decreases in the Index Levels of the Growth Index or the Value Index. You should not construe these examples or the data included in the table as an indication or assurance of the expected performance of the Notes.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

Investor holds the Notes to maturity.

The Initial Index Level with respect to the Growth Index is equal to 575.00 and with respect to the Value Index is equal to 825.00.

The Upside Participation Rate is [121]%.

All returns are based on a 3-year term and are stated on a pre-tax basis.

No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Relative Return is positive.

In this example, the Growth Index greatly outperforms the Value Index over the term of the Notes. On the Calculation Date, the Relative Return is 65%. In this example, using the formula below (applicable when the Relative Return is greater than or equal to 0%), the Cash Settlement Value will equal $1,786.50. This example shows how the Upside Participation Rate allows you to benefit from leverage in the event of a positive Relative Return.

In this example, although the Relative Return is 65%, your return on investment would be 78.65% because the Upside Participation rate allows you to benefit from leverage as a result of the positive Relative Return.

Example 2: The Relative Return is slightly above 0%.

In this example, the Growth Index slightly outperforms the Value Index over the term of the Notes. On the Calculation Date, the Relative Return is 2%. In this example, using the formula below (applicable when the Relative Return is greater than 0%), the Cash Settlement Value will equal $1,024.20. This example shows how although you may benefit in from a positive Relative Return, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected.

In this example, although the Relative Return is 2%, your return on investment would be 2.42% because the Upside Participation Factor allows you to benefit from leverage as a result of a positive Relative Return. However, your return on investment may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is also principal protected.

Example 3: The Relative Return is negative.

In this example, the Growth Index underperforms the Value Index over the term of the Notes. On the Calculation Date, the Relative Return is -37%. In this example, the Cash Settlement Value will equal the investor’s original initial investment in the Notes (applicable when the Relative Return is equal to or less than 0%). This example shows how the Notes are principal protected, and if the Relative Return is equal to or less than 0% at maturity, you will receive only the principal amount of your Notes. In this case, your return on investment may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is also principal protected.

Summary of Examples 1 Through 3
Reflecting the Cash Settlement Value

	Example 1	Example 2	Example 3
Hypothetical Initial Index Level of Growth Index	575.00	575.00	575.00
Hypothetical Final Index Level of Growth Index	948.75	598.00	402.50
Hypothetical Initial Index Level of Value Index	825.00	825.00	825.00
Hypothetical Final Index Level of Value Index	825.00	841.50	882.75
Value of Relative Return	Positive	Slightly Positive	Negative
Cash Settlement Value per Note	$1,786.50	$1,024.20	$1,000.00

Table of Hypothetical Cash Settlement Values

The chart below illustrates the calculation of the hypothetical Cash Settlement Value available to an investor based on a $1,000 investment in a hypothetical Note, assuming that the Initial Index Level of the Growth Index was 575 and the Initial Index Level of the Value Index was 825. The chart provides hypothetical Final Index Levels and the percent change from each Index’s hypothetical Initial Index Level for both the Growth Index and the Value Index.

The hypothetical Cash Settlement Values are derived by calculating as follows:

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Where the Relative Return is greater than 0%, then, the sum of (i) a $1,000 initial investment, plus (ii) $1,000 multiplied by [121]% of the hypothetical performance of the Growth Index relative to the Value Index for the applicable period.

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Where the Relative Return is equal to or less than 0%, then, $1,000. If the Relative Return is equal to or less than 0% at maturity, you may receive less than the overall return you would earn if you invested in a conventional debt security at the same time with the same maturity.

			Value Index: Final Index Level and % Change
			429	528	627	726	825	924	1023	1122	1221
			-48%	-36%	-24%	-12%	+0%	+12%	+24%	+36%	+48%
Growth Index: Final Index Level and % Change	851	+48%	$2,161.60	$2,016.40	$1,871.20	$1,726.00	$1,580.80	$1,435.60	$1,290.40	$1,145.20	$1,000.00
	782	+36%	$2,016.40	$1,871.20	$1,726.00	$1,580.80	$1,435.60	$1,290.40	$1,145.20	$1,000.00	$1,000.00
	713	+24%	$1,871.20	$1,726.00	$1,580.80	$1,435.60	$1,290.40	$1,145.20	$1,000.00	$1,000.00	$1,000.00
	644	+12%	$1,726.00	$1,580.80	$1,435.60	$1,290.40	$1,145.20	$1,000.00	$1,000.00	$1,000.00	$1,000.00
	575	+0%	$1,580.80	$1,435.60	$1,290.40	$1,145.20	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
	506	-12%	$1,435.60	$1,290.40	$1,145.20	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
	437	-24%	$1,290.40	$1,145.20	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
	368	-36%	$1,145.20	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00
	299	-48%	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00	$1,000.00

Discontinuance or Modification of one or more Indices

If the Sponsor discontinues publication of or otherwise fails to publish any Index and the Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Final Index Level for such Index will be determined by reference to the value of such Successor Index at the close of trading on the relevant exchanges or markets for the Successor Index on the date as of which such Final Index Level for such Index is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the discontinued Index for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the discontinued Index.

If an Index is discontinued or if the Sponsor fails to publish an Index prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Index is available at such time, then in connection with its calculation of the Cash Settlement Value, the Calculation Agent will determine the value to be used for the Final Index Level for the discontinued Index. The value to be used for the Final Index Level will be computed by the Calculation Agent in the same general manner previously used by the Sponsor. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

Notwithstanding these alternative arrangements, discontinuance of the publication of an Index may adversely affect the value of, and trading in, the Notes.

Adjustments to the Indices

If at any time the method of calculating an Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, for purposes of calculating the Initial Index Level, the Final Index Level or the Index Return of such Index, or the Relative Return or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a value of a stock or index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to such Index or such Successor Index, as adjusted. Accordingly, if the method of calculating an Index or a Successor Index is modified so that the value of such Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent will adjust such Index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, an Index is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the value of such Index.

Market Disruption Events

To the extent a Market Disruption Event exists with respect to an Index on the Calculation Date, the Final Index Level for such Index will be determined on the first succeeding Scheduled Trading Day for such Index on which there is no Market Disruption Event. In no event, however, will the Calculation Date be a date that is postponed by more than two Scheduled Trading Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the second Scheduled Trading Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Final Index Level with respect to such Index on that second Scheduled Trading Day in accordance with the formula for and method of calculating such disrupted Index or Indices in effect prior to the Market Disruption Event using the price of each security underlying the Growth Index or the Value Index, as applicable, on the primary organized exchange or trading system on which such security is then listed or admitted to trading (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the price that would have prevailed on the primary organized exchange or trading system on which such security is then listed or admitted to trading but for such suspension or limitation) as of that second Scheduled Trading Day. For the avoidance of doubt, any postponement of the determination of the Final Index Level of one Index pursuant to this paragraph will not postpone the determination of the Final Index Level with respect to the other Index.

A “Market Disruption Event” means, with respect to an Index, any Scheduled Training Day for such Index on which (A) any Primary Exchange or Related Exchange for such Index fails to open for trading during its regular trading session or (B) the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Primary Exchange or Related Exchange for such Index or otherwise, and whether by reason of movements in price exceeding limits permitted by the Primary Exchange(s) or Related Exchange(s) or otherwise, (A) relating to securities that comprise 20% or more of the level of the Growth Index or the Value Index, as applicable or (B) in futures or options contracts relating to the Growth Index or the Value Index on any Related Exchange;

(b) any event (other than an event described in (c) or (d) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, securities that comprise 20% or more of the level of the Growth Index or the Value Index, as applicable; (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Growth Index or the Value Index on any Related Exchange;

(c) with respect to the Growth Index, the closure on any Scheduled Trading Day of any Primary Exchange relating to securities that comprise 20% or more of the level of the Growth Index or any Related Exchange prior to its Scheduled Closing Time, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of: (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such Scheduled Trading Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for such Primary Exchange or Related Exchange;

(d) with respect to the Value Index, the closure on any Scheduled Trading Day of any Primary Exchange relating to securities that comprise 20% or more of the level of the Value Index or any Related Exchange prior to its Scheduled Closing Time, unless such earlier closing time is announced by such Primary Exchange or Related Exchange at least one hour prior to the earlier of: (i) the actual closing time for the regular trading session on such Primary Exchange or Related Exchange on such Scheduled Trading Day for such Primary Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such Scheduled Trading Day for such Primary Exchange or Related Exchange;

(e) any Scheduled Trading Day on which any Primary Exchange or Related Exchange fails to open for trading during its regular trading session; or

(f) any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to manage, enter into or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described in “Use of Proceeds and Hedging.”

For the purposes of determining whether a Market Disruption Event in respect of a Index exists at any time, if a Market Disruption Event occurs in respect of a security included in the Growth Index or Value Index, as applicable at any time, then the relevant percentage contribution of that security to the level of the Growth Index or Value Index shall be based on a comparison of (x) the portion of the level of the Growth Index or Value Index attributable to that security and (y) the overall level of the Growth Index or Value Index, in each case immediately before the occurrence of such Market Disruption Event.

“Related Exchange” means with respect to an Index each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Index.

“Primary Exchange” means with respect to an Index the primary exchange or market of trading of any security then included in the Index.

“Scheduled Closing Time” means, with respect to a Primary Exchange or Related Exchange, on any Scheduled Trading Day, the scheduled weekday closing time of such Primary Exchange or Related Exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled Trading Day” means, with respect to any Index, any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities - Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of a Note, upon any acceleration permitted by the Indenture will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on the Company and the beneficial owners of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE INDICES

The Russell 1000 Growth ® Index and the Russell 1000 Value® Index

We have obtained all information regarding the Russell 1000 Growth ® Index (the “Growth Index”) and the Russell 1000 Value ® Index (the “Value Index”, and along with the Growth Index, each an “Index” and collectively the “Indices”) contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, the Sponsor. The Sponsor has no obligation to continue to publish, and may discontinue publication of the Indices at any time. We make no representation or warranty as to the accuracy or completeness of such information.

The Growth Index and the Value Index are calculated, published and disseminated by Frank Russell Company, doing business as the Russell Investment Group, (the “Sponsor”), and measure the composite price performance of certain stocks included in the Russell 1000® Index, all of which are incorporated in the United States and its territories. While the Growth Index includes those stocks that have been determined by the Sponsor to be growth-oriented, with higher price-to-book ratios and higher forecasted growth values, the Value Index includes those stocks that have been determined by the Sponsor to be value-oriented, with lower price-to-book ratios and lower forecasted growth values. All component stocks of the Growth Index and the Value Index are traded on either a major U.S. stock exchange or in the over-the-counter (“OTC”) market.

Selection of Component Stocks Included in the Indices

To be eligible for inclusion in an Index, a company’s stocks must be listed on May 31 of a given year and the Sponsor must have access to documentation verifying the company’s eligibility for inclusion. Common stocks belonging to corporations incorporated in the United States and its territories are eligible for inclusion in the Indices. Companies incorporated in the following countries/regions are also reviewed for eligibility: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, & Netherlands Antilles. Not all companies incorporated in these regions are eligible for inclusion in the Indices. Companies incorporated in these regions are specifically considered eligible for the Indices if the company meets one of the following criteria: (i) the headquarters is in the U.S or (ii) the headquarters is also in the designated region/country, and the primary exchange for local shares is in the U.S. The following securities are specifically excluded from the Indices: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (ii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges.

The primary criteria used to determine the initial list of securities eligible for the Indices is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Indices. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Indices are reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituent stocks are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

The levels of the Indices at any time do not reflect the payment of dividends on the component stocks included in either Index. Because of this factor, the return on the Notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered Notes.

Computation of the Indices

The market value of each security in each Index is determined as a percentage of the market value within the Russell 1000 ® Index. A security designated as 100% growth will hold the same market value in the Growth Index as in the Russell 1000 ® Index. A security designated as 70% growth will be included at 70% of the market value in the Growth Index as in the Russell 1000 ® Index. Similarly, a security designated as 100% value will hold the same market value in the Value Index as in the Russell 1000 ® Index, and a security designated as 70% value will be included at 70% of the market value in the Value Index as in the Russell 1000 ® Index. As a capitalization-weighted indices, the Indices reflects changes in the capitalization, or market value, of the component stocks relative to their capitalization on a base date. The current value of each Index is calculated by adding the market values of each Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 1,000 stocks. The total market capitalization is then divided by a divisor. To calculate each Index, last sale prices will be used for exchange-traded and Nasdaq Global Market stocks. If a component stock of an Index is not open for trading, the most recently traded price for that security will be used in calculating the related Index. In order to provide continuity for the value of each Index, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

The Sponsor uses a “non-linear probability” method to assign growth and value weights to stocks, where the term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price ratio and I/B/E/S forecast long-term growth mean. This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the index.

A process for assigning growth and value weights is applied to the stocks after the index is comprised. Stocks are ranked by their adjusted book-to-price ratio and their I/B/E/S forecast long-term growth mean. These rankings are converted to standardized units and combined to produce a composite value score (“CVS”). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•
Corporate cross-owned shares — occurs when the shares of a corporation included in an Index are held by another corporation also included in that Index. Any percentage held in this class will be adjusted;

•
Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not included in the related Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and

•
Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the related Index.

Corporate Actions Affecting the Indices.

The following summarizes the types of Index maintenance adjustments and indicates whether or not an adjustment to an  Index is required.

•
“No Replacement” Rule — Securities that leave an Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Indices over the year will fluctuate according to corporate activity.

•
Deleted Stocks — Effective on January 1, 2002, when deleting stocks from an Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.

•
Exceptions — There may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•
Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s Index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the parent company’s Index at the latest reconstitution.

•
Rule for Corporate Action-Driven Changes — Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange de-listing, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for de-listed stocks).

•
Quarterly IPO Additions — Eligible companies that have recently completed an initial public offering (“IPO”) are added to the Indices at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Indices. Eligible companies will be added to the Indices using their industry’s average style probability established at the latest constitution.

Each month, the Indices are updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Indices. This does not affect treatment of major corporate events, which are effective on the ex-date.

Historical Performance of the Indices

The following tables sets forth the quarterly high and low intraday levels, as well as end-of-quarter closing levels, of the Growth Index and the Value Index for each quarter in the period from January 1, 2002 through December 29, 2006. On January 24, 2007, the closing level of the Growth Index was 568 and the closing level of the Value Index was 826.79. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us.

The following historical levels of the Indices should not be taken as an indication of future performance and no assurance can be given that the levels of the Indices will increase relative to their Initial Index Levels during the term of the notes.

(a)	Historical Performance of the Growth Index

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	526.76	469.6	497.41
June 28, 2002	499.19	387.17	403.7
September 30, 2002	406.41	326.57	342.06
December 31, 2002	401.45	327.75	365.44
March 31, 2003	389.06	334.41	360.45
June 30, 2003	429.37	359.82	410.92
September 30, 2003	447.21	405.28	425.95
December 31, 2003	469.31	425.95	468.9
March 31, 2004	489.7	453.84	471.45
June 30, 2004	484.7	455.41	479.35
September 30, 2004	479.35	431.2	453.15
December 31, 2004	495.61	442.68	493.41
March 31, 2005	496.41	466.65	471.97
June 30, 2005	492.89	455.75	482.29
September 30, 2005	510.74	480.33	500.35
December 30, 2005	526.2	478.46	513.71
March 31, 2006	533.49	510.91	528.04
June 30, 2006	534.54	488.52	505.9
September 29, 2006	526.6	478.83	524.28
December 29, 2006	562.16	519.46	553.66

(b)    Historical Performance of the Value Index

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	581.03	522.15	572.24
June 28, 2002	572.72	501.54	520.89
September 30, 2002	521.88	399.16	420.44
December 31, 2002	485.2	385.85	455.82
March 31, 2003	484.41	402.07	430.85
June 30, 2003	521.36	430.85	502.13
September 30, 2003	527.54	494.52	509.24
December 31, 2003	578.54	509.24	577.67
March 31, 2004	608.82	572.09	591.78
June 30, 2004	600.47	555.08	593.47
September 30, 2004	606.5	566.04	598.96
December 31, 2004	659.76	588.29	656.83
March 31, 2005	677.6	634.39	653.52
June 30, 2005	675.15	627.83	660.46
September 30, 2005	687.45	656.11	681.97
December 30, 2005	698.11	639.77	685.95
March 31, 2006	730.44	685.88	722.25
June 30, 2006	749.35	687.25	722.04
September 29, 2006	764.51	704.64	762.18
December 29, 2006	823.57	758.7	817.76

License Agreement with the Sponsor

We intend to enter into a non-exclusive license agreement with the Sponsor providing for the license to us, in exchange for a fee, of the right to use the Indices, which is owned and published by the Sponsor, in connection with certain securities, including the Notes.

The license agreement between the Sponsor and us provides that the following language must be set forth in this pricing supplement:

“The Notes are not sponsored, endorsed, sold or promoted by the Sponsor. The Sponsor makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. The Sponsor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of the Sponsor and of the Indices, which is determined, composed and calculated by the Sponsor without regard to us or the Notes. The Sponsor has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the Indices. The Sponsor is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. The Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

The Sponsor does not guarantee the accuracy and/or the completeness of the Indices or any data included therein and the Sponsor shall have no liability for any errors, omissions, or interruptions therein. The Sponsor makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the Indices or any data included therein. The Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Indices or any data included therein. Without limiting any of the foregoing, in no event shall the Sponsor have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between the Sponsor and us.”

All disclosures contained in this pricing supplement regarding the Indices, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Sponsor. None of us, Bear Stearns or the Trustee assumes any responsibility for the accuracy or completeness of such information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Pursuant to the terms of the notes, each Holder agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes. Prospective purchasers can obtain the comparable yield and projected payment schedule of the Notes by contacting The Bear Stearns Companies Inc. Bill Bamber: (212) 272-6635. We expect that the Indices will be treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of securities by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us and Bear Stearns is considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a “party in interest” to any IRA other than certain employer−sponsored IRAs, as only employer−sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84−14 relating to qualified professional asset managers, PTCE 96−23 relating to certain in−house asset managers, PTCE 91−38 relating to bank collective investment funds, PTCE 90−1 relating to insurance company separate accounts and PTCE 95−60 relating to insurance company general accounts).

It should also be noted that the recently enacted Pension Protection Act of 2006 contains a new statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the new exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this new statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing securities on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this new exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the new exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non−exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non−exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of securities on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any securities, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such securities, will be deemed to represent that the purchase, holding and disposition of the securities does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans (“Similar Law Plans”) should consider applicable Similar Law when investing in the securities. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the securities will not result in a non−exempt violation of applicable Similar Law.

The sale of any security to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of exchange-traded and over-the-counter options on, futures on or other derivative or synthetic instruments related to, the Indices, individual stocks included in the Indices, futures contracts on the Indices and/or options on these instruments. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the Index Levels), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions and may take long or short positions in these instruments. In addition, we and/or one or more of our subsidiaries may periodically purchase or otherwise acquire a long or short position in the Notes and may, in our or its discretion, hold or resell such Notes. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in these instruments, then we or one or more of our subsidiaries may liquidate a portion of its holdings at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of these instruments or on the Index Levels, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of August 16, 2006, as amended, we have agreed to sell to Bear Stearns & Co. Inc. as principal, and Bear, Stearns & Co. Inc. has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$[●]
Total	$[●]

The Agent intends to initially offer $[●] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale.

The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Bear, Stearns & Co. Inc. has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear, Stearns & Co. Inc. is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement and the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

The Bear Stearns
Companies Inc.

$[●]

Medium-Term Notes, Series B

Linked to the Outperformance of the
Russell 1000® Growth Index Relative to the
Russell 1000® Value Index
Due January [●], 2010

PRICING SUPPLEMENT

Bear, Stearns & Co. Inc.

January [●], 2007

__________________
TABLE OF CONTENTS

Pricing Supplement
Page
Summary	PS-2
Key Terms	PS-5
Questions and Answers	PS-7
Risk Factors	PS-11
Description of the Notes	PS-18
Description of the Indices	PS-24
Certain U.S. Federal Income Tax Considerations	PS-30
Certain ERISA Considerations	PS-30
Use of Proceeds and Hedging	PS-31
Supplemental Plan of Distribution	PS-32
Legal Matters	PS-32

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47

Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49